UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 21, 2005

A.T. CROSS COMPANY
(Exact name of registrant as specified in its charter)

RHODE ISLAND
(State or other jurisdiction of incorporation)

1-6720	05-0126220
(Commission file number)	(IRS Employer Identification Number)

One Albion Road
Lincoln, Rhode Island 02865
(Address of principal executive offices and zip code)

(401) 333-1200
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 21, 2005, the Registrant entered into a new secured revolving credit facility (the "Credit Agreement") among the Registrant, A.T. Cross Limited (or "Cross UK", a wholly-owned subsidiary of the Registrant), Bank of America, N.A., as administrative agent and letter of credit issuer, Bank of America, N.A. (London Branch) as UK lender, and other lenders from time to time.

Under the Credit Agreement, the lenders have agreed to make loans to the Registrant, and the UK lender has agreed to make loans to Cross Limited, during the term of the facility, in an aggregate amount initially not to exceed $30 million, including up to $5 million equivalent in Eurocurrency loans to Cross UK denominated in pounds sterling or Euro ("Eurocurrency Loans") and up to $25 million of other committed loans to the Registrant ("Committed Loans") at any time. Following January 6, 2006, the aggregate amount that may be borrowed as Committed Loans under the facility will be reduced to $15 million so that the aggregate availability under the facility will be $20 million. As part of the aggregate availability, the lenders may also issue up to $3 million in letters of credit. Subject to the limits on availability and the other terms and conditions of the Credit Agreement, amounts borrowed under the facility may be borrowed, repaid without penalty and reborrowed by the Registrant and/or Cross UK. The facility matures, and amounts outstanding must be repaid, on December 20, 2007.

The interest rate for the Committed Loans will be, at the borrower's option, either (i) LIBOR (calculated as described in the Credit Agreement) plus an applicable margin, payable in arrears at the end of an interest period selected by the borrower, or (ii) the higher of the federal funds rate plus 50 basis points or Bank of America's prime rate, payable quarterly in arrears. The interest rate for any Eurocurrency Loans will be an interest settlement rate for deposits in pounds sterling or Euro, as the case may be, in each case plus an applicable margin, payable in arrears at the end of an interest period selected by the borrower. The "applicable margin" for LIBOR and Eurocurrency loans will be an amount between 1.50% and 2.25%, which amount will vary from time to time based upon the Registrant's consolidated leverage ratio (as calculated in accordance with the Credit Agreement).

Under the Credit Agreement, the Registrant made certain standard representations and warranties to the lenders and has agreed to comply with certain affirmative and negative covenants, including: (1) a restriction on the Registrant's ability to create or permit liens on its property, assets or revenues, other than certain permitted liens; (2) a restriction on the Registrant's ability to make investments in (including loans to or acquisitions of) other persons and entities except as permitted in the Credit Agreement; (3) a restriction on the Registrant's ability to incur or maintain debt outside of the Credit Agreement, other than existing debt and certain other debt permitted by the Credit Agreement; (4) restrictions on the Registrant's ability to enter into certain fundamental corporate transactions, including mergers, consolidations, dispositions of assets and similar transactions; (5) certain restrictions on the Registrant's ability to declare dividends or sell or redeem its stock; and (6) a restriction on the Registrant's ability to make capital expenditures over certain permitted amounts. Furthermore, the Registrant has agreed (a) to maintain a consolidated tangible net worth (as defined in the Credit Agreement) at any time of at least $47 million, increased by 50% of net income in each fiscal quarter ending after December 31, 2005 and by 50% of the proceeds of any permitted issuance of equity securities; (b) to maintain a consolidated debt service coverage ratio (in general, the ratio of consolidated EBITDA, as adjusted, to required debt service payments, each calculated in accordance with the Credit Agreement) at the end of any fiscal quarter of at least 1.5 to 1; and (c) to maintain a consolidated leverage ratio (in general, the ratio of debt to consolidated EBITDA, each calculated in accordance with the Credit Agreement) over any four quarter period of no greater than 2.5 to 1.

Amounts due under the Credit Agreement are guaranteed by certain of the domestic subsidiaries of the Registrant. Amounts due are also secured by a pledge of the assets of the Registrant and certain of its domestic subsidiaries (including 100% of the equity held by the Registrant in certain of its domestic subsidiaries and 66% of the equity held by the Registrant in certain of its foreign subsidiaries).

The Registrant will pay certain fees associated with the facility to the lenders under the Credit Agreement. The obligations of the lenders to make any loans to the Registrant or to Cross UK are subject to the satisfaction of the applicable conditions specified in the Credit Agreement. The due date for the repayment of the obligations may be accelerated by the lenders upon the occurrence of an event of default.
Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in more detail under Item 1.01 of this Report, the Registrant entered into the Credit Agreement on December 21, 2005.

On December 21, 2005, the Registrant borrowed approximately $23.6 million under the Credit Agreement, $15.5 million of which was used to pay off amounts outstanding under the Registrant's existing line of credit and $5.6 million of which was used to pay off an existing term loan related to the acquisition in 2003 of the Registrant's wholly owned subsidiary, Cost del Mar. Approximately $2.5 million will be used for other corporate purposes. By the end of fiscal 2005, the Registrant expects aggregate amounts outstanding under the Credit Agreement to be approximately $11 million. Please refer to Item 1.01 of this Report for a brief description of other terms and conditions of the Credit Agreement that are material to the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.T. CROSS COMPANY

By: KEVIN F. MAHONEY
Kevin F. Mahoney Vice President, Finance Chief Financial Officer
Dated: December 28, 2005